UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2011

DELEK US HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32868	52-2319066
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7102 Commerce Way Brentwood, Tennessee	37027
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 771-6701

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Not applicable.

(e)	(i) Special Bonuses to Named Executive Officers. On May 24, 2011, the Board approved the one-time special cash bonuses to each of its named executive officers set forth in the table below. The bonuses are part of a one-time special cash bonus program generally applicable to all employees of the Company and its wholly-owned subsidiaries.

Named Executive Officer	Cash Bonus Amount
Uzi Yemin	$700,000
Assaf Ginzburg	$300,000
Mark B. Cox	$250,000
Igal P. Zamir	$200,000
Harry P. (Pete) Daily	$150,000

(ii) Igal Zamir Employment Agreement. On May 26, 2011, the Company entered into an employment agreement (the “Agreement”) with Igal Zamir, the President of the Company’s wholly-owned subsidiary, MAPCO Express, Inc. (“MAPCO”). The Agreement supersedes the employment agreement signed in connection with the commencement of his employment in June 2009. Under the terms of the Agreement, Mr. Zamir will receive a base salary of $240,000 retroactive to June 10, 2010 and a base salary of $260,000 commencing on January 1, 2012. Mr. Zamir will also receive a cash bonus of $75,000 within 30 days of his execution of the Agreement and up to four cash bonuses of $75,000 each on each of January 1, 2012, January 1, 2013, January 1, 2014 and January 1, 2015. If annual cash bonuses are generally paid to employees during the contract term for service during the preceding calendar year, Mr. Zamir is guaranteed an annual cash bonus between 25% and 75% of his base salary at the end of the bonus year.

During his employment, Mr. Zamir will also receive the reasonable costs of professional preparation of his personal income tax return(s), the reasonable cost of one personal trip to Israel during each calendar year for himself, his spouse and his minor children, the personal use of a company-owned automobile, an education allowance of $1,000 per month for each of his minor children and a residence allowance of $2,500 per month retroactive to June 10, 2010. Income taxes incurred by Mr. Zamir as a result of his airfare perquisites will be grossed up at his marginal tax rate.

On June 10, 2011 (the “Grant Date”), Mr. Zamir will be granted stock-settled stock appreciation rights (“SARs”) with respect to 330,000 shares of our Common Stock and 30,000 restricted stock units (“RSUs”) as set forth in the table below. The fair market value or “FMV” of our Common Stock will be equal to the New York Stock Exchange (the “NYSE”) closing price of our Common Stock on the Grant Date (or the closing price on the last previous trading day if the Grant Date occurs on a day when the NYSE is not open for trading). Pursuant to our standard policies, SARs that vest or are vested upon termination of Mr. Zamir’s employment for any reason other than for cause will remain exercisable for 30 calendar days following termination of his employment.

Vesting Date	SARs Vesting	SAR Base Price	RSUs Vesting
12/10/2011	110,000	FMV	10,000
6/10/2012	55,000	FMV x 1.1	5,000
6/10/2013	55,000	FMV x 1.2	5,000
6/10/2014	55,000	FMV x 1.3	5,000
6/10/2015	55,000	FMV x 1.4	5,000

Upon termination of employment by MAPCO for any reason other than for cause, Mr. Zamir will be entitled to a severance payment equal to 50% of his base salary and the continuation of insurance, automobile, education and residence benefits for six months following termination. If Mr. Zamir terminates his employment during the term of the Agreement, the Company may “clawback” a pro rata portion of any contract bonus received within one year prior to such termination of employment. In addition, if Mr. Zamir terminates his employment during the term of the Agreement without providing at least six months advance written notice, the Company may also “clawback” an amount equivalent to the amount of base salary Mr. Zamir would have earned during the required, but not provided, notice period.

(f) Not applicable.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Shell company transactions.

Not applicable.

(d)	Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	May 27, 2011	DELEK US HOLDINGS, INC.

		By:	/s/ Mark B. Cox

		Name: Title:	Mark B. Cox EVP / Chief Financial Officer